Exhibit 99.1

NEWCASTLE INVESTMENT CORP.

Contact:

Investor Relations

212-479-3195

Newcastle Announces Third Quarter 2012 Results

THIRD QUARTER 2012 HIGHLIGHTS

•	GAAP income of $1.63 per diluted share

•	Core Earnings of $0.26 per diluted share

•	Declared common dividend of $0.22 per share, the third increase in the past six quarters

•	GAAP book value increased by $1.96 per share

THIRD QUARTER 2012 FINANCIAL RESULTS

New York, NY, October 25, 2012 – Newcastle Investment Corp. (NYSE: NCT) reported that in the third quarter of 2012, income available for common stockholders (“GAAP income”) was $272 million, or $1.63 per diluted share, compared to $29 million, or $0.35 per diluted share, in the third quarter of 2011.

GAAP income of $272 million consisted of the following:

Core Earnings:

•	$43 million, or $0.26 per diluted share, which is equal to net interest income and other revenues less expenses excluding depreciation and amortization, net of preferred dividends

Other Income/Loss:

•	$229 million of other income related to a $224 million net gain on the sale of Newcastle’s CDO X interests and a $5 million net gain on the sale of other securities

The Company generated $36 million of Cash Available for Distribution (“CAD”), compared to $21 million in the second quarter of 2012.

On September 13, 2012, the Board of Directors declared a quarterly dividend of $0.22 per common share, or $38 million, for the quarter, representing a 10% increase from the second quarter’s dividend of $0.20 per common share, or $29 million. The Board of Directors also declared dividends of $0.609375, $0.503125 and $0.523438 per share on the 9.75% Series B, 8.05% Series C and 8.375% Series D preferred stock, respectively, for the period beginning August 1, 2012 and ending October 31, 2012.

As of September 30, 2012, GAAP book value was $5.64 per share, an increase of $1.96 per share from June 30, 2012.

The following table summarizes the Company’s operating results ($ in millions, except per share data):

	Three Months Ended
	Sep 30, 2012	June 30, 2012	Sep 30, 2011
Summary Operating Results:
GAAP income	$272	$29	$29
GAAP income, per diluted share	$1.63	$0.21	$0.35
Non-GAAP Results:
Core earnings	$43	$39	$31
Core earnings, per diluted share	$0.26	$0.29	$0.39
Cash Available for Distribution	$36	$21	$18

For a reconciliation of income available for common stockholders to core earnings and net cash flow provided by operating activities to cash available for distribution, please refer to the tables following the presentation of GAAP results.

ADDITIONAL INFORMATION

For additional information that management believes to be useful for investors, please refer to the “Quarterly Supplement – Third Quarter 2012” presentation posted to the Investor Relations section of Newcastle’s website, www.newcastleinv.com.

For consolidated investment portfolio information, please refer to the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, which are also available on the Company’s website, www.newcastleinv.com.

THIRD QUARTER 2012 EVENTS & INVESTMENT ACTIVITY

$167 million of common equity raised:

In July 2012, the Company completed the sale of approximately 25 million shares of its common stock at a price of $6.63 per share for net proceeds of approximately $167 million.

CDO X sale:

In September 2012, the Company completed the sale of 100% of its interests in CDO X to the sole owner of the senior notes and another third party, in connection with the liquidation and termination of CDO X. The Company received $130 million for $90 million face amount of subordinated notes and all of its equity in CDO X.

In addition, Newcastle deconsolidated the deal from its balance sheet, which reduced total assets by $1.1 billion and total liabilities by $1.2 billion. As a result, the Company recorded a $224 million gain on sale, increased GAAP book value by $1.22 per share, and decreased its debt to equity ratio from 3.8 to 2.2.

$205 million of unrestricted cash invested primarily in the following:

$50 million: Collateral formerly held in CDO X

In connection with the liquidation of CDO X, Newcastle negotiated the purchase of eight securities and loans. Prior to the sale of the Company’s CDO X interests to the senior note holder, it invested $50 million to purchase $101 million face amount of assets at an average price of 49.4% of par. The Company expects to generate $100 million of cash flow or $50 million of profit over an average of 2.4 years. This purchase includes five Non-Agency residential securities with a face amount of $45 million, two bank loans with a face amount of $29 million, and one NCT CDO security with a face amount of $27 million.

$79 million: Non-Agency RMBS investments

Invested $79 million to purchase $140 million face amount of Non-Agency RMBS at an average price of 56.6% of par, with an expected unlevered yield of 7%, and a levered return of 17% assuming 65% financing.

$65 million: Senior Living Property investments

Invested $65 million (including working capital and transaction costs) to purchase eight senior housing assets financed with $88 million of non-recourse debt at a weighted average interest rate of 3.45% with a seven-year maturity.

CASH AND RECOURSE FINANCING

As of October 23, 2012, the Company’s cash and recourse financings, excluding junior subordinated notes, were as set forth below:

•	Unrestricted Cash Available to Invest – The Company had $184 million of unrestricted cash available to invest.

•

Recourse Financing – The Company had $660 million of financing related to FNMA and FHLMC securities with a value of $695 million and $61 million of financing related to two Non-Agency RMBS bonds with a value of $93 million.

I. RESIDENTIAL SERVICING & SECURITIES

As of September 30, 2012, Newcastle’s residential servicing and securities portfolio consisted of five Excess MSRs investments with a total carrying value of $258 million and 21 Non-Agency RMBS purchased outside of the Company’s CDOs since April 2012 with a total carrying value of $200 million.

This portfolio generated total cash flow of $27 million and increased in value by $10 million.

Excess MSRs

As of September 30, 2012, the total carrying value of the Company’s Excess MSR investment was $258 million, representing a 65% interest in the net MSR cash flows on five loan portfolios with a total unpaid principal balance of $80 billion.

During the quarter, these investments generated $18 million of total cash flow and increased in value by $2 million.

•	The average updated IRR with actual performance was 19%, compared to an initial expected IRR of 18%

•	Received $29 million of life-to-date total cash flow through the end of September, or 11% of the initial investment of $262 million over an average of 4 months

•	Weighted Average Constant Prepayment Rate (“CPR”) for September was 9.5% compared to the Company’s initial CPR projection of 20%

Non-Agency RMBS

As of September 30, 2012, the Company’s Non-Agency RMBS portfolio consisted of $309 million face amount of assets (value of 64.7% of par). During the quarter, these investments generated $9 million of total cash flow and increased in value by $8 million.

II. COMMERCIAL REAL ESTATE DEBT & OTHER ASSETS

As of September 30, 2012, the Company’s commercial real estate debt and other assets portfolio consisted of $2.8 billion of diversified assets financed with $1.9 billion of primarily match funded, non-recourse debt In addition, the portfolio consisted of $144 million of senior living properties financed with $88 million of non-recourse mortgage notes. Assets included 219 commercial, residential and corporate real estate securities and loan investments with an average investment size of $11 million, 9,137 mortgage loans backed by residential real estate, and eight senior living properties.

This portfolio generated total cash flow of $172 million and increased in value by $39 million. During the quarter, the weighted average carrying value of the real estate debt portfolio changed from a price of 82.0% to 83.3% of par.

Newcastle CDO financings

As of September 30, 2012, Newcastle’s four CDOs consisted of $1.8 billion face amount of collateral (value of 79.9% of par) financed with $1.2 billion of non-recourse debt. During the quarter, the CDOs generated $159 million of total cash flow, which included:

•	$25 million of CDO cash receipts consisting of $21 million of excess interest, $3 million of interest on retained and repurchased CDO debt, and $1 million of senior collateral management fees

•	$134 million of proceeds from the sale of the CDO X interests and principal repayments on repurchased CDO debt

In addition, CDO IV passed its quarterly over-collateralization tests in September 2012. As a result of deferred interest payments on debt that is senior to the Company’s Class V and equity holdings, the Company did not receive any additional cash flow during the quarter. If CDO IV continues to pass the over-collateralization tests, the Company should begin to receive additional cash flow to these holdings.

The following table summarizes the cash receipts in the quarter from the Company’s consolidated CDO financings and the results of their related coverage tests ($ in thousands):

	Primary		Interest Coverage % Excess (Deficiency)	Over-Collateralization Excess (Deficiency) (2)(3)
	Collateral	Cash	Sep 30,	September 30, 2012		June 30, 2012
	Type	Receipts (1)	2012 (2)%		$	%	$
CDO IV	Securities	$378	47.4%	0.1%	213	-3.6%	(6,433)
CDO VI	Securities	134	-80.1%	-64.8%	(176,780)	-63.9%	(177,738)
CDO VIII	Loans	6,492	418.7%	9.8%	70,553	12.9%	82,127
CDO IX	Loans	8,709	537.2%	20.6%	127,199	19.5%	125,699

		15,713
CDO X		9,854

Total		$25,567

(1)	Cash receipts exclude $10 million of principal repayments from repurchased bonds and $124 million of proceeds in connection with the sale of CDO X interests. Cash receipts for the quarter ended September 30, 2012 may not be indicative of cash receipts for subsequent periods. See Forward-Looking Statements below for risks and uncertainties that could cause cash receipts for subsequent periods to differ materially from these amounts.
(2)	Represents the excess or deficiency under the applicable interest coverage or over-collateralization test to the first threshold at which cash flow would be redirected. The Company generally does not receive material interest cash flow from a CDO until a deficiency is corrected. The information regarding coverage tests is based on data from the most recent remittance date on or before September 30, 2012 or June 30, 2012, as applicable. The CDO IV test is conducted only on a quarterly basis (December, March, June and September).
(3)	As of the September 2012 remittance, the face amount of assets on negative watch for possible downgrade by at least one rating agency (Moody’s, S&P, or Fitch) for CDOs IV, VIII and IX were $1.7 million, $53.8 million and zero, respectively.

Other Real Estate Related Investments

As of September 30, 2012, other real estate related investments consisted of $988 million face amount of assets (value of 89.6% of par) financed with $741 million of debt. During the quarter, these investments generated $11 million of total cash flow which included:

•	$8 million of excess interest and interest on retained debt

•	$3 million of principal repayments

Senior Living Property Investments

As of September 30, 2012, the Company owned eight senior living properties consisting of $144 million of assets financed with $88 million of debt.

During the quarter, the investments generated $1.6 million of total cash flow, $0.4 million more than projected.

•	Average occupancy rate was 88%, equal to the Company’s underwriting projection

•	Average monthly revenue per occupied unit was $4,213, compared to $4,132 in the underwriting projection

INVESTMENT PORTFOLIO

The following table describes the investment portfolio as of September 30, 2012 ($ in millions):

	Face Amount $	Basis Amount $ (6)	% of Basis	Carry Value Amount $	Number of Investments	Credit (7)	Weighted Average Life (years) (8)
I. Residential Servicing & Securities
Excess MSRs Investments	258	244	8.6%	258	5	—	5.5
Non-Agency RMBS (1)	309	193	6.7%	200	21	CC	4.8

Total Residential Servicing & Securities Assets	567	437	15.3%	458			5.1
II. Commercial Real Estate Debt & Other Assets
Commercial Assets
CMBS	$485	$347	12.1%	$378	78	BB-	3.4
Mezzanine Loans	530	443	15.5%	443	17	77%	2.3
B-Notes	207	189	6.6%	189	7	65%	2.4
Whole Loans	30	30	1.1%	30	3	48%	1.3
Third-Party CDO Securities (2)	97	68	2.4%	70	5	BB	3.7
Other Investments (3)	25	25	0.8%	25	1	—	—

Total Commercial Assets	1,374	1,102	38.5%	1,135			2.8
Residential Assets
MH and Residential Loans	342	299	10.5%	299	9,137	704	6.2
Subprime Securities	129	49	1.7%	61	42	CCC+	4.9
Real Estate ABS	10	2	0.1%	2	3	CCC-	4.9

	481	350	12.3%	362			5.8
FNMA/FHLMC Securities	535	563	19.7%	568	45	AAA	4.3

Total Residential Assets	1,016	913	32.0%	930			5.0
Corporate Assets
REIT Debt	88	86	3.0%	93	11	BBB-	2.1
Corporate Bank Loans	335	180	6.3%	180	7	CC	1.9

Total Corporate Assets	423	266	9.3%	273			1.9
Senior Living Property Investments(4)	144	142	4.9%	142	8	—	—

Total Commercial Real Estate Debt & Other Assets	2,957	2,423	84.7%	2,480			3.5

Total/Weighted Average (5)	$3,524	$2,860	100.0%	$2,938			3.8

(1)	Represents Non-Agency RMBS purchased outside of the Company’s CDOs since April 2012.
(2)	Represents non-consolidated CDO securities, excluding eight securities with a zero value that had an aggregate face amount of $106 million.
(3)	Relates to an equity investment in a REO property.
(4)	Face amount of Senior Living Property Investments represents the gross carrying amount, which excludes accumulated depreciation and amortization.
(5)	Excludes operating real estate held for sale of $8 million and loans subject to a call option with a face amount of $406 million.
(6)	Net of impairment.
(7)	Credit represents the weighted average of minimum ratings for rated assets, the Loan to Value ratio (based on the appraised value at the time of purchase or refinancing) for non-rated commercial assets, or the FICO score for non-rated residential assets and an implied and assumed AAA rating for FNMA/FHLMC securities. Ratings provided herein were determined by third-party rating agencies as of a particular date, may not be current and are subject to change at any time.
(8)	Weighted average life is an estimate based on the timing of expected principal reduction on the asset.

CONFERENCE CALL

Newcastle’s management will conduct a live conference call on Thursday, October 25, 2012 at 8:00 A.M. Eastern Time to review the financial results for the third quarter 2012. A copy of the earnings press release is posted to the Investor Relations section of Newcastle’s website, www.newcastleinv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-888-243-2046 (from within the U.S.) or 1-706-679-1533 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Newcastle Third Quarter 2012 Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at http://www.newcastleinv.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available until 11:59 P.M. Eastern Time on Thursday, November 1, 2012 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “53738363”.

ABOUT NEWCASTLE

Newcastle Investment Corp. focuses on opportunistically investing in, and actively managing, real estate related assets. The Company primarily invests in two distinct areas: (1) Residential Servicing and Securities and (2) Commercial Real Estate Debt and Other Assets. The Company is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. The Company is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm.

FORWARD-LOOKING STATEMENTS

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the average life of an investment, the expected returns, or expected yield on an investment, statements relating to our liquidity, future losses and impairment charges, our ability to acquire assets with attractive returns and the delinquent and loss rates on our subprime portfolios. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle’s expectations include, but are not limited to, the risk that market conditions cause downgrades of a significant number of our securities or the recording of additional impairment charges or reductions in shareholders’ equity; the risk that we can find additional suitably priced investments; the risk that investments made or committed to be made cannot be financed on the basis and for the term at which we expect; the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested; actual recapture rates with respect to any Excess MSR investment; and the relative spreads between the yield on the assets we invest in and the cost and availability of debt and equity financing. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, which is available on the Company’s website (www.newcastleinv.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CAUTIONARY NOTE REGARDING EXPECTED RETURNS AND EXPECTED YIELDS PRESENTED IN THIS PRESS RELEASE

Expected returns and expected yields are estimates of the annualized effective rate of return that we presently expect to be earned over the expected average life of an investment (i.e., IRR), after giving effect, in the case of returns, to existing leverage, and calculated on a weighted average basis. Expected returns and expected yields reflect our estimates of an investment’s coupon, amortization of premium or discount, and costs and fees, and they contemplate our assumptions regarding prepayments, defaults and loan losses, among other things. In the case of Excess MSRs, these assumptions include, but are not limited to, the recapture rate. Income recognized by the Company in future periods may be significantly less than the income that would have been recognized if an expected return or expected yield were actually realized, and the estimates we use to calculate expected returns and expected yields could differ materially from actual results.

Statements about expected returns and expected yields in this press release are forward-looking statements. You should carefully read the cautionary statement above under the caption “Forward-looking Statements,” which directly applies to our discussion of expected returns and expected yields.

Newcastle Investment Corp.

Consolidated Statements of Income (Unaudited)

(dollars in thousands, except share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Interest income	$82,850	$72,393	$240,187	$218,739
Interest expense	28,411	32,587	88,038	106,502

Net interest income	54,439	39,806	152,149	112,237

Impairment (Reversal)
Valuation allowance (reversal) on loans	4,094	17,644	(8,160)	(38,218)
Other-than-temporary impairment on securities	(236)	5,537	16,506	14,433
Portion of other-than-temporary impairment on securities recognized in other comprehensive income (loss), net of reversal of other comprehensive loss into net income (loss)	1,156	(1,531)	(1,913)	(838)

	5,014	21,650	6,433	(24,623)

Net interest income after impairment	49,425	18,156	145,716	136,860

Other Revenues
Rental income	6,137	—	6,137	—
Care and ancillary income	1,411	—	1,411	—

Total other revenues	7,548	—	7,548	—

Other Income (Loss)
Gain (loss) on settlement of investments, net	229,239	5,636	232,885	75,334
Gain on extinguishment of debt	2,345	15,917	23,127	60,402
Change in fair value of investments in excess mortgage servicing rights	1,774	—	6,513	—
Other income (loss), net	2,424	(2,751)	1,650	(12,576)

	235,782	18,802	264,175	123,160

Expenses
Loan and security servicing expense	1,054	1,198	3,256	3,458
Property operating expenses	4,742	—	4,742	—
General and administrative expense	4,703	1,399	13,193	4,649
Management fee to affiliate	6,852	4,569	17,459	13,313
Depreciation and amortization	2,370	—	2,370	—

	19,721	7,166	41,020	21,420

Income from continuing operations	273,034	29,792	376,419	238,600
Income (loss) from discontinued operations	187	151	712	151

Net Income	273,221	29,943	377,131	238,751
Preferred dividends	(1,395)	(1,395)	(4,185)	(4,185)

Income Available for Common Stockholders	$271,826	$28,548	$372,946	$234,566

Income Per Share of Common Stock
Basic	$1.65	$0.35	$2.77	$3.16

Diluted	$1.63	$0.35	$2.74	$3.16

Income from continuing operations per share of common stock, after preferred dividends
Basic	$1.65	$0.35	$2.77	$3.16

Diluted	$1.63	$0.35	$2.74	$3.16

Income (loss) from discontinued operations per share of common stock
Basic	$—	$—	$—	$—

Diluted	$—	$—	$—	$—

Weighted Average Number of Shares of Common Stock Outstanding
Basic	164,237,757	80,425,197	134,619,858	74,168,573

Diluted	166,429,120	80,441,593	135,869,332	74,177,027

Dividends Declared per Share of Common Stock	$0.22	$0.15	$0.62	$0.25

Newcastle Investment Corp.

Consolidated Balance Sheets

(dollars in thousands)

	September 30, 2012 (Unaudited)	December 31, 2011
Assets
Non-Recourse VIE Financing Structures
Real estate securities, available for sale	$591,929	$1,479,214
Real estate related loans, held for sale, net	832,885	807,214
Residential mortgage loans, held for investment, net	301,370	331,236
Subprime mortgage loans subject to call option	405,525	404,723
Operating real estate, held for sale	7,839	7,741
Other investments	18,883	18,883
Restricted cash	2,829	105,040
Derivative assets	—	1,954
Receivables and other assets	6,432	23,319

	2,167,692	3,179,324

Recourse Financing Structures, Mortgaged Real Estate and Unlevered Assets
Real estate securities, available for sale	788,431	252,530
Real estate related loans, held for sale, net	9,418	6,366
Residential mortgage loans, held for sale, net	2,566	2,687
Investments in excess mortgage servicing rights at fair value	258,347	43,971
Investments in real estate, net of accumulated depreciation	126,798	—
Resident lease intangibles, net of accumulated amortization	14,755	—
Other investments	6,024	6,024
Cash and cash equivalents	229,036	157,356
Derivative assets	224	—
Receivables and other assets	33,571	3,541

	1,469,170	472,475

	$3,636,862	$3,651,799

Liabilities and Stockholders’ Equity
Liabilities
Non-Recourse VIE Financing Structures
CDO bonds payable	$1,155,080	$2,403,605
Other bonds and notes payable	197,583	200,377
Repurchase agreements	5,368	6,546
Financing of subprime mortgage loans subject to call option	405,525	404,723
Derivative liabilities	36,519	119,320
Accrued expenses and other liabilities	8,241	16,112

	1,808,316	3,150,683

Recourse Financing Structures, Mortgages and Other Liabilities
Repurchase agreements	599,959	233,194
Mortgage notes payable	88,400	—
Junior subordinated notes payable	51,245	51,248
Dividends payable	38,877	16,707
Due to affiliates	3,351	1,659
Purchase price payable on investments in excess mortgage servicing rights	3,250	3,250
Accrued expenses and other liabilities	9,278	2,969

	794,360	309,027

	2,602,676	3,459,710

Stockholders’ Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 1,347,321 shares of 9.75% Series B Cumulative Redeemable Preferred Stock 496,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 620,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, issued and outstanding as of September 30, 2012 and December 31, 2011	61,583	61,583
Common stock, $0.01 par value, 500,000,000 shares authorized, 172,487,757 and 105,181,009 shares issued and outstanding at September 30, 2012 and December 31, 2011	1,725	1,052
Additional paid-in capital	1,709,905	1,275,792
Accumulated deficit	(788,725)	(1,073,252)
Accumulated other comprehensive income (loss)	49,698	(73,086)

	1,034,186	192,089

	$3,636,862	$3,651,799

Newcastle Investment Corp.

Consolidated Statements of Cash Flows (Unaudited)

(dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Cash flows From Operating Activities
Net income	273,221	29,943	377,131	238,751
Adjustment to reconcile net income to net cash provided by (used in) operating activities (inclusive of amounts related to discontinued operations):
Depreciation and amortization	2,527	88	2,701	225
Accretion of discount and other amortization	(13,063)	(11,407)	(38,923)	(33,214)
Interest income in CDOs redirected for reinvestment or CDO bond paydown	(499)	(2,402)	(2,944)	(8,981)
Interest income on investments accrued to principal balance	(5,845)	(5,005)	(16,759)	(14,303)
Interest expense on debt accrued to principal balance	110	105	328	619
Payment of Deferred Interest	(568)	—	(568)	—
Deferred interest received	—	—	—	1,027
Non-cash directors’ compensation	—	—	220	122
Reversal of valuation allowance on loans	4,094	17,644	(8,160)	(38,218)
Other-than-temporary impairment on securities	920	4,006	14,593	13,595
Impairment on real estate held-for-sale	—	—	—	433
Change in fair value on investments in excess mortgage servicing rights	(1,774)	—	(6,513)	—
Gain on settlement of investments (net) and real estate held-for-sale	(229,239)	(5,697)	(232,885)	(74,463)
Unrealized loss on non-hedge derivatives and hedge ineffectiveness	(1,975)	3,289	501	14,483
Gain on extinguishment of debt	(2,345)	(15,917)	(23,127)	(60,402)
Change in:
Restricted cash	1,377	1,004	1,741	1,249
Receivables and other assets	5,459	(548)	1,088	528
Due to affiliates	1,358	14	1,692	113
Accrued expenses and other liabilities	(1,359)	130	1,618	57

Net cash provided by (used in) operating activities	32,399	15,247	71,734	41,621

Cash Flows From Investing Activities
Principal repayments from repurchased CDO debt	8,780	8,227	21,347	57,108
Principal repayments from CDO securities	919	969	1,446	9,834
Principal repayments from non-Agency RMBS	8,267	37	12,440	107
Return of investment in excess mortgage servicing rights	8,507		13,327	—
Principal repayments from loans and non-CDO securities (excluding non-Agency RMBS)	32,283	13,786	70,398	65,649
Purchase of real estate securities	(370,099)	(122,856)	(597,769)	(303,101)
Purchase of real estate loans	(9,216)	—	(9,216)	—
Proceeds from sale of investments	127,000	—	127,000	3,885
Acquisition of investments in excess mortgage servicing rights	(28,132)	—	(218,642)	—
Acquisition of investments in real estate	(141,576)	—	(141,576)	—
Additions to investments in real estate	(26)	—	(26)	—
Proceeds from sale of real estate held for sale	—	650	—	650
Acquisition of servicing rights	—	—	—	(2,268)
Deposit paid on investments	(9,056)	—	(25,857)	—
Payments on settlement of derivative instruments	—	—	—	(14,322)

Net cash provided by (used in) investing activities	(372,349)	(99,187)	(747,128)	(182,458)

Cash flows From Financing Activities
Repurchases of CDO bonds payable	(26,518)	(3,975)	(35,695)	(91,039)
Issuance of other bonds payable	—	—	—	142,736
Repayments of other bonds payable	(11,493)	(10,137)	(33,177)	(194,379)
Borrowings under repurchase agreements	305,684	183,242	407,878	291,818
Repayments of repurchase agreements	(23,867)	(80,359)	(42,291)	(89,622)
Margin deposits under repurchase agreement	(26,503)	(5,219)	(43,960)	(8,597)
Return of margin deposits under repurchase agreements	25,990	5,219	43,447	8,597
Borrowings under mortgage loan payable	88,400	—	88,400	—
Issuance of common stock	167,771	112,724	435,821	211,567
Costs related to issuance of common stock	(219)	—	(840)	(468)
Common Stock dividends paid	(29,436)	(7,930)	(66,249)	(7,930)
Preferred Stock dividends paid	(1,395)	(1,395)	(4,185)	(6,976)
Payment of deferred financing costs	(1,831)	(35)	(1,831)	(1,581)
Purchase of derivative instruments	(244)	—	(244)	—
Restricted cash returned from refinancing activities	—	(3,853)	—	58,367

Net cash provided by (used in) financing activities	466,339	(188,282)	747,074	312,493

Net Increase (Decrease) in Cash and Cash Equivalents	126,389	104,342	71,680	171,656
Cash and Cash Equivalents, Beginning of Period	102,647	100,838	157,356	33,524

Cash and Cash Equivalents, End of Period	$229,036	$205,180	$229,036	$205,180

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest expense	18,994	23,561	$59,384	$76,730

Supplemental Schedule of Non-Cash Investing and Financing Activities

Preferred stock dividends declared but not paid	$930	$930	$930	$930
Common stock dividends declared but not paid	$37,947	$15,776	$37,947	$15,776
Purchase price payable on investments in excess mortgage servicing rights	$3,250	$—	$3,250	$—
Re-issuance of other bonds and notes payable to third parties upon deconsolidation of CDO	$29,959	$5,751	$29,959	$5,751

Newcastle Investment Corp.

Reconciliation of Core Earnings

(dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Income (loss) applicable to common stockholders	$271,826	$28,548	$372,946	$234,566
Add (Deduct):
Impairment (Reversal)	5,014	21,650	6,433	(24,623)
Other income	(235,782)	(18,802)	(264,175)	(123,160)
(Income) loss from discontinued operations	(187)	(151)	(712)	(151)
Depreciation and amortization	2,370	—	2,370	—

Core earnings	$43,241	$31,245	$116,862	$86,632

Core Earnings

Core earnings is used by management to gauge the current performance of Newcastle without taking into account of gains and losses, which, although they represent a part of our recurring operations, are subject to significant variability and are only a potential indicator of future economic performance. Management views this measure as Newcastle’s “core” current earnings, while gains and losses (including impairment) are simply a potential indicator of future earnings. It also excludes the effect of depreciation and amortization charges, which, in the judgment of management, are not indicative of operating performance.

Management believes that this measure provides investors with useful information regarding Newcastle’s “core” current earnings, and it enables investors to evaluate Newcastle’s current performance using the same measure that management uses to operate the business. Core earnings does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of its liquidity and is not necessarily indicative of cash available to fund cash needs. The Company’s calculation of core earnings may be different from the calculation used by other companies and, therefore, comparability may be limited.

Newcastle Investment Corp.

Reconciliation of Cash Available for Distribution

(dollars in thousands)

	Three Months Ended September 30,
	2012	2011
Reconciliation of Cash Available for Distribution:
Net cash provided by operating activities	32,399	15,247

Principal repayments bought at a discount(1)	17,966	9,233
Less: Return of capital included above (2)	(13,399)	(5,298)

Subtotal	4,567	3,935

Preferred dividends (3)	(1,395)	(1,395)

Cash Available for Distribution	$35,571	$17,787

Other data from the Consolidated Statements of Cash Flows:
Net cash provided by (used in) investing activities	$(372,349)	$(99,187)
Net cash provided by (used in) financing activities	466,339	188,282
Net increase (decrease) in cash and cash equivalents	126,389	104,342

(1)	Excludes principal repayments on assets purchased at par or assets where the principal received is required to pay down Newcastle’s debt (assets held in its CDO’s, MH loans and Agency securities).
(2)	Represents the portion of principal repayments from repurchased CDO debt, CDO securities, and Non-Agency RMBS computed based on the ratio of Newcastle’s purchase price of such debt or securities to the aggregate principal payments expected to be received from such debt or securities.
(3)	Represents preferred dividends to be paid on an accrual basis (payments are made at the end of Jan, Apr, Jul and Oct).

Cash Available for Distribution (“CAD”)

•

Management believes that CAD is useful for investors because it is a meaningful measure of the Company’s operating liquidity. It represents GAAP net cash provided by operating activities adjusted for two factors:

1.	Principal payments received in excess of the portion which represents a return of Newcastle’s invested capital in certain of Newcastle’s investments, which were acquired at a significant discount to par. These investments include repurchased CDO debt, CDO securities and Non-Agency RMBS. Although these net principal repayments are reported as investing activities for GAAP purposes, they actually represent a portion of Newcastle’s return on these investments (or yield), rather than a return of Newcastle’s invested capital.

2.	Preferred dividends. Although these dividends are reported as financing activities for GAAP purposes, they represent a recurring use of Newcastle’s operating cash flow similar to interest payments on debt.

•	Management uses CAD as an important input in determining cash available to pay dividends to Newcastle’s common stockholders.

•

CAD excludes principal repayments on assets purchased at par or assets where the principal received is required to pay down Newcastle’s debt (assets held in the its CDOs, MH loans and Agency securities). Furthermore, net cash provided by operating activities, a primary element of CAD, includes timing differences based on changes in accruals. CAD does not represent cash generated from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of the Company’s liquidity and is not necessarily indicative of cash available to fund cash needs. The Company’s calculation of CAD may be different from the calculation used by other companies and therefore comparability may be limited.